UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 18, 2010

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 18, 2010, the Board of Directors approved SuccessFactors, Inc.'s (the "Company") 2010 Corporate Bonus Plan. Employees of the Company, including the Company's named executive officers, who are not on sales commission plans or other bonus plans, are eligible to receive cash and/or equity awards following the end of the year, based upon the attainment of performance objectives for the year, which performance objectives will consist of corporate objectives established by the Board of Directors, as well as personal goals established by the chief executive officer and the compensation committee. Corporate objectives for 2010 consist of bookings and non-GAAP operating profitability targets. The target bonus for 2010 is based on a weighting of 75% for corporate objectives and 25% for performance objectives. A portion of the bonus will be payable based on achievement of targets on a quarterly basis as well as on an annual basis. In order to be eligible to receive a bonus, the employee must be employed by the Company at the time the bonus is paid. The amount of any bonus may be adjusted based on the level of achievement of targets, with the Company retaining the discretion to further adjust bonus amounts.

In addition, the Board of Directors also approved increases in base salary and target bonus for its named executive officers as follows:

Name	Base Salary	Target Bonus
Lars Dalgaard	$540,000	$540,000
Bruce Felt	300,000	225,000
James Larson	350,000	315,000
Paul Albright	280,000	224,000
Randall Womack	300,000	180,000

The Board of Directors also approved the issuance of RSUs to certain of the Company's executive officers in lieu of all or a portion of cash bonus payments for 2009 not paid in 2009. The number of RSUs granted will be based on the amount of the bonus otherwise payable to the executive officer, divided by the closing price of the Company's common stock on the date of payment of the bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Julian K. Ong Julian K. Ong Vice President, General Counsel and Secretary

Date: March 24, 2010